Exhibit 5.1

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

May 23, 2022

KeyCorp

127 Public Square

Cleveland, Ohio 44114

Re: $600,000,000 3.878% Fixed-to-Floating Rate Senior Medium-Term Notes, Series Q, due May 23, 2025 (the “2025 Notes”) and $750,000,000 4.789% Fixed-to-Floating Rate Senior Medium-Term Notes, Series Q, due June 1, 2033 (the “2033 Notes,” and together with the 2025 Notes, the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to KeyCorp, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-239044) (the “Registration Statement”) filed on June 9, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the issuance and sale of the Notes pursuant to the Pricing Supplement dated May 16, 2022, relating to the 2025 Notes and the Pricing Supplement dated May 16, 2022, relating to the 2033 Notes, as filed with the Commission on May 18, 2022 (collectively, the “Pricing Supplements”). The Notes are being issued in accordance with the Pricing Supplements, the Amended and Restated Officers’ Certificate and Company Order dated May 23, 2022 (“Company Order”), the Indenture, dated as of June 10, 1994, as supplemented by the First Supplemental Indenture, dated as of November 14, 2001, the Second Supplemental Indenture, dated as of November 13, 2013 and the Third Supplemental Indenture, dated as of May 23, 2022 (as supplemented, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas (formerly known and Bankers Trust Company), as trustee (the “Trustee”), and the resolutions adopted by the Company’s Board of Directors on May 20, 2020 (the “Resolutions”). A copy of the Company Order was filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on May 23, 2022.

We have examined such documents, including the Registration Statement, the Pricing Supplements, the Company Order, the Indenture and the Resolutions and duplicates of the global notes representing the Notes, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as

KeyCorp May 23, 2022 Page 2	Squire Patton Boggs (US) LLP

originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

The opinion set forth above regarding the enforceability of the Notes is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

Our opinion expressed above is limited to the laws of the States of New York and Ohio and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on May 23, 2022 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP